Exhibit 10.16

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This membership interest purchase agreement (the “Agreement”), is made and entered into as of October 23, 2016, by and among the HUANG JIA Country CLUB and Recreation Inc., a company incorporated in Republic of Seychelles (the “Parent”), Ta-Teh-Fu Co., Ltd., a limited liability company incorporated in Taiwan (the “Company”), and Shu-Hui Chou, a resident of Taiwan and the sole member of the Company (the “Member”). The Member and the primary shareholder of the Parent are wife and husband. The Parent, Member and Company are sometimes hereinafter collectively referred to as the “Parties” and each individually as a “Party.”

RECITALS

WHEREAS, the Member owned membership interest (the “Membership Interest”) in the Company, which constituted all of the Membership Interest of the Company, in consideration of her investment of 10,000,000 New Taiwan Dollars (“NTD”) in the Company;

WHEREAS, with the permission from the Taiwan Investment Commission, the Parent bought all of the Member’s Membership Interest in the Company in exchange for payments of $330,447.11 U.S. dollars (the “Purchase Funds”) to the Member (the “Transaction”), which the Parent made to the Member on August 12, 16 and 17, 2016;

WHEREAS, the Parties have determined that it is desirable and in the best interests of the Parties to document and formalize the Transaction.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements herein contained, the Parties hereto, intending to be legally bound, hereby formalize the Transaction as follows:

ARTICLE 1
PURCHASE OF MEMBERSHIP INTEREST

1.1.          Purchase of Membership Interest. At the Closing, the Member sold, transferred, conveyed, assigned and delivered to the Parent all of her Membership Interest free and clear of all Liens in exchange for payments of an aggregate amount of three hundred and thirty thousand four hundred and forty-seven point eleven ($330,447.11) U.S. dollars.

1.2.          Closing. The closing (the “Closing”) of the Transaction contemplated by this Agreement took place at the offices of the Company in Tai Pei, Taiwan on August 12, 2016 (the “Closing Date”).

1.3.          Payments. The Parent made three payments that equal the aggregate amount of the Purchase Funds to the Member respectively on August 12, 16 and 17, 2016.

1.4.         Change of the Company’s Registration Record. After the Closing and within a period of reasonable and practicable time, the Member shall cause the Company to amend its registration record to reflect that the Parent currently owns all of the Membership Interest in the Company as of August 2016.

ARTICLE 2
REPRESENTATIONS OF THE MEMBER

The Member represents and warrants to the Parent, as follows:

2.1           Power and Authority. All acts required to be taken by the Member to enter into this Agreement and to carry out the Transaction have been properly taken. The obligations of the Member under this Agreement constitute legal, valid and binding obligations of the Member, enforceable against such Member in accordance with the terms hereof.

2.2           No Conflicts. The execution and delivery of this Agreement by the Member (i) will not require the consent of any Governmental Entity under any Laws; (ii) will not violate any Law, regulations or ordinances applicable to such Member; and (iii) will not violate or breach any contractual obligations of such Member based on any Contract to which the Member is a party and which prohibits the Transaction contemplated hereby.

2.3           No Finder’s Fee. Neither the Member nor its agent or representative has engaged any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Transactions contemplated herein.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Parent, except as set forth in the disclosure schedule delivered by the Company to the Parent (the “Company Disclosure Schedule”), that:

3.1.          Organization, Standing and Corporate Power. The Company is duly organized, validly existing and in good standing under the Laws of Republic of China and has the requisite corporate power and authority and all government licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and carry on its business as now being conducted.

3.2.        Capital Structure and Registration Record of the Company. The Member invested 10,000,000 NTD in the Company to capitalize the Company in exchange for all issued and outstanding Membership Interest in the Company. Within a reasonable and practicable period of time of the Closing, the Company shall update its registration record to reflect the Parent as the holder and owner of all the Membership Interest of the Company pursuant to this Agreement.

3.3.        Governmental Authorization. No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required in connection with the execution and delivery of this Agreement or the consummation of the Transactions contemplated hereby.

3.4.        Absence of Certain Changes or Events. As of the Company’s Balance Sheet Date, the Company has conducted its business only in the ordinary course consistent with past practice, and there is not and has not been any:

(i)          Material Adverse Effect with respect to the Company;

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(ii)         condition, event or occurrence which could reasonably be expected to prevent, hinder or Materially delay the ability of the Company to consummate the Transactions;

(iii)        incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money other than those disclosed in subsection 3.7 or in the ordinary course and in amounts and on terms consistent with past practices;

(iv)        creation or other incurrence by the Company of any Lien on any Asset other than those disclosed in subsection 3.7 or in the ordinary course consistent with past practices;

(v)         labor dispute, other than routine, individual grievances, or, to the Knowledge of the Company, any activity or proceeding by a labor union or representative thereof to organize any employees of the Company to conduct any lockouts, strikes, slowdowns, work stoppages or threats by or with respect to such employees;

(vi)        payment, prepayment or discharge of liability other than in the ordinary course of business or any failure to pay any liability when due;

(vii)       Material write-offs or write-downs of any Assets of the Company;

(viii)      transactions or commitments made, or any Contract or agreement entered into, by the Company relating to its Assets or business (including the acquisition or disposition of any Assets) or any relinquishment by the Company or any Contract or other right, in either case, Material to the Company, other than transactions and commitments in the ordinary course consistent with past practices and those contemplated in this Agreement;

(ix)         damages, destruction or losses having, or reasonably expected to have, a Material Adverse Effect on the Company; or

(x)          other conditions, events or occurrence which individually or collectively could reasonably be expected to have a Material Adverse Effect to the Company.

3.5.          Certain Fees No brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the Transaction.

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3.6.          Tax Returns and Tax Payments. The Company has timely filed with the appropriate taxing authorities all Tax Returns required to be filed by it (taking into account all applicable extensions). All such Tax Returns are true, correct and complete in all respects. All Taxes due and owing by the Company have been paid (whether or not shown on any Tax Return and whether or not any Tax Return was required). No claim has ever been made in writing or otherwise addressed to the Company by a taxing authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. The unpaid Taxes of the Company have not, as of the Company’s Balance Sheet Date, exceeded the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements (rather than in any notes thereto). As of the Closing Date, the unpaid Taxes of the Company will not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the books and records of the Company.

No Material claim for unpaid Taxes has been made or become a Lien against the property of the Company or is being asserted against the Company, no audit of any Tax Return of the Company is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any Taxes has been granted by the Company and is currently in effect.

As used herein, “Taxes” shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, “Tax Return” shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

3.7.          Material Agreements. Schedule 3.7 lists the following Contracts and other agreements (“Material Agreements”) to which the Company is a party: (i) any agreement (or group of related agreements) for the ownership or lease of real property; (ii) any agreement forming a partnership, strategic alliances, profit sharing or joint venture; (iii) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money in excess of $25,000, or under which a security interest has been imposed on any of its Assets, tangible or intangible; (iv) any agreements relating to the acquisition (by merger, purchase of units or assets or otherwise) by the Company of any operating business or Material Assets or the capital stock of any other person; (v) any agreements for the sale of any of the Material Assets of the Company, other than in the ordinary course of business; (vi) any outstanding agreements of guaranty, surety or indemnification, direct or indirect, by the Company; and (vii) any other agreement under which the consequences of a default or termination could reasonably be expected to have a Material Adverse Effect on the Company.

The Company has made available to the Parent either an original or a correct and complete copy of each written Material Agreement. Except as set forth on Schedule 3.7, with respect to each Material Agreement to which the Company is a party thereto: (i) the agreement is the legal, valid, binding, enforceable obligation of the Company, as the case may be, and is in full force and effect in all Material respects, subject to bankruptcy and equitable remedies exceptions; (ii) (A) the Company is not in Material breach or default thereof and (B) no event has occurred which, with notice or lapse of time, would constitute a Material breach or default of, or permit termination, modification, or acceleration under, the Material Agreement; and (iii) the Company has not repudiated any Material provision of any of the Material Agreements.

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3.8.          Properties. The Company has valid land use rights for all real property that is Material to its business and good, clear and marketable title to all the tangible properties and tangible Assets reflected in the latest combined financial statements (the “Combined Financial Statements”) of the Company and Yao-Teh International Recreation Co., Ltd. (“Yao-Teh”) as being owned by Company or acquired after the date thereof which are, individually or in the aggregate, Material to their business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business). Any real property and facilities held under lease by the Company are held by them under valid, subsisting and enforceable leases of which the Company is in compliance, are not reasonably be expected to result in a Material Adverse Effect on the Company. A list of Material Assets is set forth in Exhibit A attached hereto.

3.9.          Managing Member Recommendation. The managing member of the Company has determined that the terms of the Transaction are fair to and in the best interests of the Member of the Company.

3.10.         Undisclosed Liabilities. The Company has no liabilities or monetary obligations of any nature (whether fixed or unfixed, secured or unsecured, known or unknown and whether absolute, accrued, contingent, or otherwise) except for such liabilities or obligations reflected or reserved against in the Company’s Financial Statements.

3.11         Good Title. The Member was the record and beneficial owner of all of the Company’s Membership Interest, with the right and authority to sell and deliver such Membership Interest to the Parent as provided herein. Upon registering the Parent as the new owner of such Membership Interest in the registration record of the Company, the Parent has received good title to such Membership Interest, free and clear of all Liens.

3.12         No Conflicts. The execution and delivery of this Agreement by the Company (i) will not require the consent of any Governmental Entity under any Laws; (ii) will not violate any Law, regulations or ordinances applicable to the Company; and (iii) will not violate or breach any contractual obligations of the Company based on any Contract to which the Company is a party and which prohibits the Transaction contemplated hereby.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PARENT

The Parent hereby represents, warrants, covenants and agrees as follows:

4.1.          Organization, Standing and Corporate Power. The Parent is a corporation duly organized, validly existing and in good standing under the laws of Republic of Seychelles. The Parent is not in violation of any provisions of its certificate of incorporation or its bylaws. No consent, approval or agreement of any individual or entity is required to be obtained by the Parent in connection with the execution and performance by the Parent of this Agreement or the execution and performance by the Parent of any agreements, instruments or other obligations entered into in connection with this Agreement.

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The Parent has full power and authority to carry out the transactions provided for in this Agreement, and this Agreement constitutes the legal, valid and binding obligations of the Parent, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency and other laws of general application affecting the enforcement of creditor’s rights and except that any remedies in the nature of equitable relief are in the discretion of the court. The execution and delivery of this Agreement by the Parent and the consummation of the Transactions contemplated by this Agreement will not result in any Material violation of the Parent’s certificate of incorporation, by-laws or any applicable Law.

4.2.          Compliance. The Parent has complied with, is not in violation of, and has not received any notices of violation of any federal, state, local or foreign Law, judgment, decree, injunction or order, applicable to it, with respect to the conduct of its business or the ownership or operation of its business.

4.3.          Tax Liabilities. The Parent has properly filed all Tax Returns required to be filed and has paid all Taxes shown thereon to be due. To the Parent’s Knowledge, all Tax Returns previously filed are true and correct in all Material respects. No claim has ever been made in writing or otherwise addressed to the Parent by a taxing authority in a jurisdiction where the Parent does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

4.4.          Undisclosed Liabilities. The Parent has no liabilities or monetary obligations of any nature (whether fixed or unfixed, secured or unsecured, known or unknown and whether absolute, accrued, contingent, or otherwise) except for such liabilities or obligations reflected or reserved against in the Parent’s Financial Statements.

4.5.          Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by Parent to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the Transaction.

4.6.          Board Determination. The board of directors of the Parent has unanimously determined as of the Closing Date that the terms of the Transaction are fair to and in the best interests of the Parent and its stockholders.

ARTICLE 5
TERMINATION

5.1.          Termination. This Agreement may be terminated at any time and any Party may rescind the Transaction:

(i)          if any of the other Parties has breached any representation or warranty set forth in this Agreement and such breach has resulted or can reasonably be expected to result in a Material Adverse Effect on any of the other Parties; or

(ii)         if a permanent injunction or other Order by any court which would make illegal or otherwise restrain or prohibit the consummation of the Transaction shall have been issued and shall have become final and nonappealable.

5.2.          Notice of Termination. Any termination of this Agreement under Section 5.1 will be effective immediately upon by the delivery of written notice of the terminating Party to the other Parties hereto specifying with reasonable particularity the reason for such termination.

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ARTICLE 6

MISCELLANEOUS

6.1.          Entire Agreement. This Agreement constitutes the entire agreement among the Parties relating to the subject matter hereof, superseding any and all prior or contemporaneous oral and prior written agreements, understandings and letters of intent. This Agreement may not be modified or amended nor may any right be waived except by a writing which expressly refers to this Agreement, states that it is a modification, amendment or waiver and is signed by all Parties with respect to a modification or amendment or the Party granting the waiver with respect to a waiver. Neither course of conduct or dealing nor trade custom or usage shall modify any provisions of this Agreement.

6.2.          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible, in a mutually acceptable manner, to the end that Transactions are fulfilled to the extent possible.

6.3.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Republic of China applicable to Contracts made and to be performed entirely within such a jurisdiction.

6.4.          Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the Parties hereto.

6.5.          Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one Party, but all such counterparts taken together will constitute one and the same Agreement. This Agreement, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party hereto, each other Party hereto shall re-execute original forms hereof and deliver them in person to all other Parties.

6.6.          Independent Nature of Each Party’s Warranties and Representations. The various representations and warranties set forth in this Agreement or in any other writing delivered in connection therewith shall survive the Closing.

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ARTICLE 7

DEFINITIONS

The following terms, as used in the Agreement, have the following meanings:

“Agreement” shall have the meaning set forth in the Preamble.

“Assets” shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Closing” shall have the meaning set forth in Section 1.2 of the Agreement.

“Closing Date” shall have the meaning set forth in Section 1.2 of the Agreement.

“Company” shall have the meaning set forth in the Preamble.

“Company Disclosure Schedule” shall have the meaning set forth in the opening paragraph of Article 3 of the Agreement.

“Company’s Balance Sheet Date” shall have the meaning set forth in Section 3.4 of the Agreement.

“Company’s Financial Statements” shall have the meaning set forth in Section 3.10 of the Agreement.

“Contract” means any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, obligation, plan, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or by which such Person is bound

“Electronic Delivery” shall have the meaning set forth in Section 6.5 of the Agreement.

“Governmental Entity” shall mean any government or any agency, bureau, board, directorate, commission, court, department, official, political subdivision, tribunal, or other instrumentality of any government, whether federal, local, domestic or foreign.

“Knowledge” means the actual knowledge of the officers of a party, and knowledge that a reasonable person in such capacity should have after due inquiry.

“Law” means any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, liabilities or business, including those promulgated, interpreted or enforced by any Governmental Entity.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interests or encumbrance of any kind in respect to such asset, other than any encumbrances created by the Parent.

“Material” and “Materially” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine Materiality in that instance.

“Material Agreements” shall have the meaning set forth in Section 3.7 of the Agreement.

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“Material Adverse Effect” means, with respect to any Person or Party, a material adverse effect on the condition (financial or otherwise), business, Assets, liabilities or the reported or reasonably anticipated future results or prospects of such Person taken as a whole; provided, however, that any adverse change, event, development or effect arising from or relating to any of the following shall not be taken into account in determining whether there has been a Material Adverse Effect: (a) general business or economic conditions, (b) national or international political or social conditions, including the engagement by or Taiwan in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon Taiwan, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of Taiwan, (c) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (d) changes in generally accepted accounting principles, (e) changes in laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity or (f) the taking of any action required by this Agreement and the other agreements contemplated hereby.

“Member” shall have the meaning set forth in the Preamble.

“Membership Interest” shall have the meaning set forth in the Recitals.

“NTD” shall have the meaning set forth in the Recitals of the Agreement.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any Governmental Entity.

“Parent” shall have the meaning set forth in the Preamble.

“Party” or “Parties” shall have the meaning set forth in the Preamble.

“Person” means an individual, a corporation, a partnership, an association, a trust, a limited liability company or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

“Purchase Funds” shall have the meaning set forth in the Recitals.

“Tax” or “Taxes” shall have the meaning set forth in Section 3.6 of the Agreement.

“Tax Return(s)” shall have the meaning set forth in Section 3.6 of the Agreement.

“Transaction” shall have the meaning as set forth in the Recitals.

[Remainder of this page intentionally left blank.]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT: The HUANG JIA Country CLUB and
Recreation Inc.
	By:	/s/ Fun-Ming Lo
	Name:	FUN-MING LO
	Title:	Chairman

	COMPANY:	Ta-Teh-Fu Co., Ltd.

	By:	/s/ Shu-Hui Chou
	Name:	SHU-HUI CHOU
`	Title:	Director

MEMBERE:

Shu-Hui Chou

	By:	/s/ Shu-Hui Chou
	Name:	SHU-HUI CHOU
	Title:	Member

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Exhibit A

i.	Land owned by the Company of certain subsections of certain lots listed in the chart below.

Number of the Lot	Registration Date	Number of the Deed
0904-0001	2006.2.21	097 Miao Di Zi 012330
0905-0002	2006.2.21	097 Miao Di Zi 012333
0906-0000	2006.2.21	097 Miao Di Zi 012336
0907-0000	2006.2.21	097 Miao Di Zi 012339
0908-0000	2006.2.21	097 Miao Di Zi 012342
0909-0000	2006.2.21	097 Miao Di Zi 012345
0910-0000	2006.2.21	097 Miao Di Zi 012348
1008-0000	2006.2.21	097 Miao Di Zi 012351
1008-0001	2006.2.21	097 Miao Di Zi 012354
1008-0002	2006.2.21	097 Miao Di Zi 012357
1008-0003	2006.2.21	097 Miao Di Zi 012360
1008-0004	2006.2.21	097 Miao Di Zi 012363
1009-0000	2006.2.21	097 Miao Di Zi 012366
1009-0001	2006.2.21	097 Miao Di Zi 012369
1009-0002	2006.2.21	097 Miao Di Zi 012372
1010-0000	2006.2.21	097 Miao Di Zi 012375
1010-0001	2006.2.21	097 Miao Di Zi 012378
1010-0002	2006.2.21	097 Miao Di Zi 012381
1042-0000	2006.2.21	097 Miao Di Zi 012384
1043-0000	2006.2.21	097 Miao Di Zi 012387
1044-0000	2006.2.21	097 Miao Di Zi 012390
1044-0001	2006.2.21	097 Miao Di Zi 012393
1044-0002	2006.2.21	097 Miao Di Zi 012396
1045-0000	2006.2.21	097 Miao Di Zi 012399
1045-0001	2006.2.21	097 Miao Di Zi 012402
1057-0001	2006.2.21	097 Miao Di Zi 012405

ii.	List of machines and equipment that are owned by the Company and in good condition and active use.

Assets	Number	Book Value (in NTD)
5-seat golf carts	4	1,142,857
Electric tractor	1	560,000
Heavy duty boring machine	1	490,000
5-seat electric golf carts	12	3,714,286
Automatic lawn mower	5	1,438,095
Sand land tractor	1	600,000
5-seat electric golf carts	20	5,904,762
Lawn mower	1	828,571
5-seat electric golf carts	8	2,438,095
2-seat electric golf carts	10	2,476,190
Drivable pressing tractor	1	520,000
Drivable lawn mower	1	2,400,000
Drivable sprinkler	1	1,620,000

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Schedule 3.7 Company Disclosure Schedule

Material Agreements

*unless otherwise indicated, the Company is a party to the following agreements.

i.	Land Purchase Agreement entered by and among Li An Hospital, Mr. Xi-He Wang and the Company dated May 31, 2008
ii.	Loan Agreement between the Company and Taiwan Cooperative Bank secured by the Company’s land and guaranteed by Shu-Hui Chou dated December 31, 2015, together with the security agreement
iii.	Line of credit loan agreement between the Company and Taiwan Cooperative Bank secured by the Company’s land and guaranteed by Shu-Hui Chou and Shu-Hui Chou’s brother dated December 23, 2011, along with the security agreement
iv.	Lease Agreement between the Company and Yao-Teh dated June 25, 2011

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